AXA EQUITABLE LIFE INSURANCE COMPANY

[STEP UP] SEGMENT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a [Step Up] Segment with this index linked and variable deferred annuity contract as described below.

[This Rider is effective upon your Contract Date].

The following definition is revised and is applicable to [Step Up] Segments:

SECTION 2.01(e) SEGMENT

“Segment” means an Investment Option we establish with a specific Index, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate. We may offer [Step Up] Segments which are described in the “Segment Rate of Return” Section of this Rider (Section 2.01(n)).

The following is added to the definition of Segment Rate of Return and is applicable to [Step Up] Segments:

SECTION 2.01(n) SEGMENT RATE OF RETURN

“Segment Rate of Return” means a rate equal to the Index Performance Rate multiplied by the Participation Rate. Your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your [Step Up] Segment will be:
Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate
Is zero or positive up to the Performance Cap Rate

Is negative but less than or equal to the Segment Buffer	Equal to 0%

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer

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[For any [Step Up] Segment Types that begin while the Return of Premium Death Benefit Rider is in effect, the following terms apply to [Step Up] Segment Types only and supersede Section 2.01(n) above in this [Step Up] Segment Rider.

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your [Step Up] Segment will be:
Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate minus the daily ROP DB Rider Charge cumulative percentage described in Section IV
Is zero or positive up to the Performance Cap Rate

Is negative but less than or equal to the Segment Buffer	Equal to 0% minus the daily ROP DB Rider Charge cumulative percentage described in Section IV

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer minus the daily ROP DB Rider Charge cumulative percentage described in Section IV ]

AXA EQUITABLE LIFE INSURANCE COMPANY

[

Mark Pearson,	Dave S. Hattem, Senior Executive Director,
Chairman of the Board and Chief Executive Officer	Secretary and General Counsel ]

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